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                     April 27, 2023

       Alexander Johnstone
       Chief Financial Officer
       SIGNA Sports United N.V.
       Kantstra  e 164, Upper West
       10623 Berlin, Federal Republic of Germany

                                                        Re: SIGNA Sports United
N.V.
                                                            Form 20-F for
Fiscal Year Ended September 30, 2022
                                                            Filed February 7,
2023
                                                            File No. 001-41156

       Dear Alexander Johnstone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services